FIRST AMENDMENT
TO THE
OCCIDENTAL PETROLEUM CORPORATION SAVINGS PLAN
(As Amended and Restated Effective March 23, 2020)

WHEREAS, Occidental Petroleum Corporation (the “Company”) has previously adopted the Occidental Petroleum Corporation Savings Plan (As Amended and Restated Effective March 23, 2020) (the “Plan”);

    WHEREAS, the Company has reserved the right under Section 13.1 of the Plan to amend the Plan at any time and from time to time;

    WHEREAS, on June 26, 2020, the Company, in its corporate capacity, announced that it would issue, on August 3, 2020, 1/8th (12.5%) of a warrant for every share of Company common stock held by stockholders of record on July 6, 2020.

WHEREAS, the Plan has an investment option that holds shares of Company common stock;

WHEREAS, the Plan will receive the warrants automatically as a result of the Company’s unilateral and independent corporate act, without any action on the part of the Plan;

WHEREAS, to comply with the requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code (“Code”), the Investment Committee retained an independent fiduciary to manage the receipt, acquisition, holding and disposition of the warrants for and on behalf of the Plan and its participants and beneficiaries;

WHEREAS, the Plan’s Pension and Retirement Trust and Investment Committee (“Committee”), a named fiduciary of the Plan with the authority to appoint investment managers for the Plan, appointed an independent fiduciary to be responsible for the acquisition, holding, and disposition of the warrants as investment manager for the warrants; and

WHEREAS, the Company has determined, in its capacity as plan sponsor, that it is advisable to amend the Plan to provide that an independent fiduciary will be responsible to make decisions with respect to the warrants the Plan receives to comply with the requirements under ERISA and the Code.
    NOW, THEREFORE, the Company hereby amends the Plan, effective as of August 3, 2020, as follows:

1.By adding the following to the end of Section 10.9:

“With respect to the warrants received by the Plan in August 2020, the Account of each Participant whose Account held an interest in the Oxy Stock Fund at the close of business on July 6, 2020 will be allocated a proportionate interest in all the warrants received by the Plan based on the participant’s Oxy Stock Fund units on July 6, 2020. Such proportionate interest will be allocated to each Participant in a separate warrant account established on behalf of each Participant. If the investment manager appointed by the Investment Committee with respect to the warrants sells the warrants for cash or exercises the warrants to purchase additional Oxy Stock, any proceeds from the sale or exercise will be allocated to the Participant’s Account and invested in the Oxy Stock Fund.”
2.By amending Section 11.2 such that, except as noted, all references to “Trustee” or “Investment Committee” in the below paragraph is replaced with “Independent Fiduciary” as follows:

“In the event any option, right or warrant is received by the Trustee on Oxy Stock, the independent fiduciary designated by the Investment Committee shall sell the same at public or private sale and at such price and upon such other terms as it may determine, unless the independent fiduciary shall determine that such option, right or warrant should be exercised, in which case the independent fiduciary shall exercise the same upon such terms and conditions it may prescribe.”

[Signature Page Follows]

IN WITNESS WHEREOF, this First Amendment to the Plan is hereby approved, ratified and executed by an authorized officer of the Company on this 6th day of August 2020, to be effective as provided above.
OCCIDENTAL PETROLEUM CORPORATION
By: /s/ Mark Grommesh
Name: Mark Grommesh
Title: Vice President, Joint Ventures